[Statonery of Keating Muething & Klekamp PLL]

MARK A. WEISS
DIRECT DIAL: (513) 579-6599
FACSIMILE: (513) 579-6457
E-MAIL: MWEISS@KMKLAW.COM

June 1, 2005

Infinity Property and Casualty Corporation
3700 Colonnade Parkway
Birmingham, Alabama 35243

Ladies and Gentlemen:

        We have acted as counsel for Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 200,000 shares of Common Stock (the “Common Stock”) of the Company under the Infinity Property and Casualty Corporation Non-Employee Directors’ Stock Ownership Plan (the “Plan”). In such capacity, we are familiar with the Articles of Incorporation and Code of Regulations of the Company, each as amended through the date of this opinion. We have reviewed such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

        Based upon the foregoing, we advise you that, in our opinion, the shares of Common Stock sold in connection with the Plan will be legally issued, fully paid and nonassessable.

        The foregoing opinions are subject to the qualification that we express no opinion with respect to the laws of any jurisdiction other than the State of Ohio.

        We hereby consent to the filing of this opinion as an exhibit to a Registration Statement on Form S-8 with respect to the Common Stock issuable under the Plan and to the references to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours, KEATING MUETHING & KLEKAMP PLL BY: /s/Mark A. Weiss —————————————— Mark A. Weiss